                                   EXHIBIT 11


              INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                 Computation of Earnings (Loss) per Common Share
                                   (unaudited)

                    (in thousands, except per share amounts)



                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                     --------------------     ------------------
                                     Aug. 26,    Aug. 31,     Aug. 26,   Aug. 31,
                                        2000        1999         2000       1999
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
Average shares of
   common stock outstanding           18,740      18,749       18,738     18,752
Dilutive potential common shares         144          99           83         95
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Total adjusted average shares         18,884      18,848       18,821     18,847
================================================================================

Earnings from continuing operations   $5,279     $ 5,091      $10,029    $ 9,653
Loss from discontinued operations          -     (11,760)           -    (19,560)
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Net earnings (loss) applicable
   to common stock                    $5,279     $(6,669)     $10,029    $(9,907)
================================================================================

Basic earnings (loss) per share:
   Continuing operations              $  .28     $   .27      $   .54    $   .51
   Discontinued operations                 -        (.63)           -      (1.04)
--------------------------------------------------------------------------------
     Total                            $  .28     $  (.36)     $   .54    $  (.53)
================================================================================

Diluted earnings (loss) per share:
   Continuing operations              $  .28     $   .27      $   .53    $   .51
   Discontinued operations                 -        (.62)           -      (1.04)
--------------------------------------------------------------------------------
     Total                            $  .28     $  (.35)     $   .53    $  (.53)
================================================================================



Basic earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.